NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 11, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Veritiv Corporation and Verde Merger Sub, Inc., a wholly-owned subsidiary of Verde Purchaser, LLC, which are affiliated with investment funds advised by Clayton, Dubilier & Rice, LLC, an affiliated of Clayton, Dubilier & Rice became effective before market open on November 30, 2023. Each share of Veritiv Corporation Common Stock was exchanged for USD $170.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 30, 2023.